Exhibit 99.1

Company Contact:

Donald H. Walker

Vice President-Finance and CFO

Frisch’s Restaurants, Inc.

(513) 559-5202

www.frischs.com

Frisch’s Reports Higher Fiscal 2011 Third Quarter Sales

FOR IMMEDIATE RELEASE

Cincinnati, OH-April 5, 2011, Frisch’s Restaurants, Inc. (NYSE Amex: FRS) reported higher sales and lower earnings for its 12-week fiscal third quarter ended March 8, 2011. Sales increased 4.0% to $67,490,452 from $64,872,608 in last year’s third quarter. Net earnings for the quarter decreased 8.3% to $1,855,319 compared to $2,023,710 last year. Diluted earnings per share declined to $.37 per share, from $.39 per share last year.

For the first three quarters of fiscal 2011, sales were $231,067,733 rising 4.2% from $221,753,296 for the first three quarters of last year. Earnings decreased to $7,081,475 from $7,380,592. Diluted earnings per share fell to $1.39 from $1.42 last year.

Craig F. Maier, President and Chief Executive Officer, said, “Same store sales at our Big Boy Restaurants increased 0.2% in the third quarter, reversing a trend that had reached six quarters in a row of same store sales declines.”

Maier added, “Our Golden Corral restaurants posted a same store sales decline of 0.9% during the third quarter, halting a string of three straight quarters of same store sales increases.”

The increase in sales resulted primarily from new Big Boy restaurants opened in the last twelve months and year to date increases in Golden Corral same store sales. The decrease in earnings for the quarter can mostly be attributed to the higher cost of food. Higher payroll related expenses such as pension expense as well as higher depreciation charges also contributed to the decline in earnings.

The Company did not open any Big Boy restaurants in the third quarter. Frisch’s operates 95 company-owned Big Boy restaurants and there are an additional 25 franchised Big Boy restaurants operated by licensees. The Company also operates 35 Golden Corral restaurants.

Frisch’s Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name “Frisch’s Big Boy.” The Company also operates grill buffet style restaurants under the name “Golden Corral” pursuant to certain licensing agreements. All Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana. Golden Corral restaurants currently operate primarily in the greater metropolitan areas of Cincinnati, Cleveland, Columbus, Dayton and Toledo, Ohio, Louisville, Kentucky and Pittsburgh, Pennsylvania.

The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service marks in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch’s Big Boy restaurants also offer “drive-thru” service. The Company also licenses Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this press release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF EARNINGS (unaudited)

(In thousands, except per share data)

	Forty weeks ended		Twelve weeks ended
	March 8, 2011	March 9, 2010	March 8, 2011	March 9, 2010

Sales	$231,068	$221,753	$67,490	$64,873

Cost of sales
Food and paper	79,608	75,170	23,528	22,095
Payroll and related	77,224	74,323	22,842	21,838
Other operating costs	51,553	49,588	14,756	14,385

	208,385	199,081	61,126	58,318

Gross profit	22,683	22,672	6,364	6,555

Administrative and advertising	12,488	11,434	3,682	3,471
Franchise fees and other revenue	(1,005)	(971)	(309)	(282)

Operating profit	11,200	12,209	2,991	3,366
Interest expense	1,227	1,355	378	390

Earnings before income tax	9,973	10,854	2,613	2,976
Income taxes	2,892	3,473	758	952

NET EARNINGS	$7,081	$7,381	$1,855	$2,024

Earnings per share (EPS) of common stock:
Basic net earnings per share	$1.40	$1.45	$.37	$.40

Diluted net earnings per share	$1.39	$1.42	$.37	$.39

Diluted average shares outstanding	5,104	5,203	5,056	5,185

Depreciation included above	$11,925	$10,712	$3,638	$3,276

Opening expense included above	$982	$419	$66	$193

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

(In thousands of dollars)

	March 8, 2011 (unaudited)	June 1, 2010
Assets
Current assets
Cash and equivalents	$4,262	$647
Receivables	1,671	1,534
Inventories	6,241	5,959
Other current assets	3,479	2,249

	15,653	10,389

Property and equipment	170,692	168,699

Other assets
Goodwill & other intangible assets	1,257	1,459
Property held for sale and land investments	3,845	3,682
Deferred income taxes and other	3,591	5,024

	8,693	10,165

	$195,038	$189,253

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$11,903	$10,558
Accrued expenses	10,307	9,641
Other	8,548	8,342

	30,758	28,541

Long-term obligations
Long-term debt	22,823	23,795
Other long-term obligations	17,912	16,823

	40,735	40,618

Shareholders’ equity	123,545	120,094

	$195,038	$189,253